Exhibit 99.1

Spire Global Appoints Theresa Condor as CEO and Taps Aerospace Industry Veterans for Executive Team

Founder and CEO Peter Platzer will continue serving the Company in the role of Executive Chairman

VIENNA, Va., December 3, 2024 — Spire Global (NYSE: SPIR) (“Spire” or “the Company”) announced that Theresa Condor, who currently serves as Chief Operating Officer and a board member, has been appointed as the new Chief Executive Officer. Condor will assume the role on January 1, 2025, and Founder and CEO Peter Platzer will become Executive Chairman as part of a planned leadership transition.

After 12 years at the helm of the Company, Platzer’s tenure as CEO was marked with several milestones that he set out to achieve before transitioning into the Executive Chairman role, including rapidly scaling the Company from $10 million to more than $100 million in revenue and taking it public. He also oversaw the Company’s recent agreement to sell its maritime business for approximately $241 million, which Spire intends to use to retire all outstanding debt and invest in near-term growth opportunities. As Executive Chairman, Platzer will guide Spire’s vision and lead the Board of Directors, as well as focus on securing major opportunities to drive the Company's growth strategy. He will remain involved in select investor engagements and speak at events about the burgeoning commercial space opportunity.

Condor, who was part of the Company’s founding team, has led the expansion of Spire’s solution offerings and business lines, growing the Company’s customer base to more than 745 customers across 65 countries. As CEO, she intends to lead Spire into its next phase of growth with a focus on streamlining operations and strong execution at scale.

“Peter has an incredible vision for how satellite technology and space can improve our lives here on Earth, and that vision has guided the growth of Spire since the company was founded,” said Will Porteous, Spire Board Member. “Theresa has been instrumental in turning that vision into reality. She has a deep understanding of Spire’s customers, the business, and its operations that will be transformational for the company as it enters this next phase of growth as an increasingly profitable company.”

The Company has appointed two aerospace industry veterans to join its executive bench. Celia Pelaz, a former Airbus executive, will serve as Chief Operating Officer, assuming responsibility for the Company's revenue and operations. Most recently, Pelaz served as COO and a member of the Management Board of HENSOLDT AG, which focuses on sensor technologies for defense and security missions. Pelaz played a major role in the carve-out of HENSOLDT from the Airbus Group in 2017, its successful IPO in 2020 and shaping the strategic direction of the company. Today, HENSOLDT AG has a market cap of approximately 4.2 billion euros.

Gabriel Oehme will serve as Chief Transformation Officer. Oehme spent 22 years at Airbus in roles including operations, business development, procurement and sales. Most recently, he served as Managing Director and Chief Commercial Officer of Aerotech Peissenberg, an aerospace manufacturing company specializing in high-quality, zero defect precision machining at scale, where he oversaw the commercial business as well as operations and manufacturing. During his tenure, he drove business growth in civil and military aerospace markets while boosting company profitability and efficiency.

“Celia and Gabriel bring invaluable institutional knowledge of the aerospace industry and a wealth of expertise in operations, having effectively managed businesses centered on manufacturing and engineering,” said Condor. “With our recent agreement to sell our maritime business, we are at a transformational point as we seek to become a debt-free company with proven space infrastructure and technology. We are in a strong position to capitalize on significant near-term opportunities that generate long-term value. Celia and Gabriel’s experience will be integral in helping us seize these opportunities through focused execution and operational excellence at scale.”

Pelaz and Oehme will assume their positions on January 6, 2025.

Leo Basola has informed the Company that he will step down from his role as Chief Financial Officer once the Company completes its previously disclosed review of certain accounting practices and the related restatement of prior period financial statements. Thomas Krywe, Spire’s former CFO, will assume an interim role while the Company searches for Basola’s replacement. Krywe has worked as a consultant for the Company since August 2024 and was instrumental in signing the agreement to sell Spire’s maritime business.

Forward Looking Statements

This press release contains forward-looking statements, including information about executive transitions, management's view of Spire’s future expectations, plans and prospects, including our views regarding future execution within our business, and the opportunity we see in our industry, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Spire to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents Spire files with the Securities and Exchange Commission, including but not limited to, Spire’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Spire’s future results. The forward-looking statements included in this presentation are made only as of the date hereof. Spire cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Spire expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Spire Global, Inc.

Spire (NYSE: SPIR) is a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth so that organizations can make decisions with confidence in a rapidly changing world. Spire builds, owns, and operates a fully deployed satellite constellation that observes the Earth in real time using radio frequency technology. The data acquired by Spire’s satellites provides global weather intelligence, ship and plane movements, and spoofing and jamming detection to better predict how their patterns impact economies, global security, business operations and the environment. Spire also offers Space as a Service solutions that empower customers to leverage its established infrastructure to put their business in space. Spire has nine offices across the U.S., Canada, UK, Luxembourg, Germany and Singapore. To learn more, visit spire.com.

Contacts:

For Media

Kristina Spychalski

Head of Communications

Kristina.Spychalski@spire.com

For Investors

Benjamin Hackman

Head of Investor Relations

Benjamin.Hackman@spire.com